EXHIBIT 23.2


     We consent to the incorporation by reference in this Registration Statement of Eagle Pacific Industries, Inc. on Form S-8 relating to the Nonqualified Stock Option Plan of our report dated March 6, 1996 (April 1, 1996 as to the last paragraph of Note 5), appearing in the Annual Report on Form 10-KSB of Eagle Pacific Industries, Inc. for the year ended December 31, 1995.



/s/ Deloitte & Touche LLP
    Deloitte & Touche LLP



Minneapolis, Minnesota
November 25, 1996